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                                                                    Exhibit 99.1

                          Dynamics Research Corporation

                                60 Frontage Road

                                Andover, MA 01810

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Dynamics Research Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,


/s/ Donald B. Levis

Donald B. Levis
Corporate Controller and Chief Accounting Officer